EXHIBIT 5
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            SCHELL BRAY AYCOCK ABEL & LIVINGSTON L.L.P.
                  Attorneys and Counsellors at Law
                    Suite 1500 Renaissance Plaza
                        230 North Elm Street
                  Greensboro, North Carolina 27401
                      Telephone (910) 370-8800
                     Telecopier (910) 370-8830



                            May 22, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

             RE:  FNB Corp.
                  Registration Statement on Form S-3

Gentlemen:

         We have represented FNB Corp., a North Carolina corporation, (the "Registrant") in connection with the registration of 200,000 shares of the Registrant's Common Stock, par value $2.50 per share, (the "Common Stock") issuable pursuant to the Registrant's Dividend Reinvestment and Stock Purchase Plan (the "Plan").

         In connection with this opinion, we have examined the Registrant's Articles of Incorporation and Bylaws, as amended, the Registration Statement on Form S-3 relating to the foregoing registration (the "Registration Statement"), the prospectus which is to be distributed to Plan participants, the Plan and such corporate records of the Registrant and questions of law as we have deemed relevant for the purpose of this opinion.

         Based upon the foregoing, we are of the opinion that:

         1. All necessary corporate action has been taken to authorize the sale and issuance under the terms of the Plan of up to 200,000 of authorized but unissued shares of Common Stock, and such shares, when and if issued and sold under the terms and conditions set forth in the Registration Statement and the prospectus contained therein, will be legally issued, fully paid and nonassessable.

         2. The shares of Common Stock of the Registrant that are presently issued and outstanding are legally issued,

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Securities and Exchange Commission
May 22, 1995
Page Two


             fully paid and nonassessable. The shares of Common Stock of the Registrant reserved for issuance under the Registrant's Stock Compensation Plan and for payment of a Common Stock dividend on May 26, 1995 will, when issued in accordance with the terms of the Stock Compensation Plan and the terms of the dividend, respectively, be legally issued, fully paid and nonassessable. Subject to the foregoing and assuming all future shares of Common Stock will be issued in accordance with the corporate laws of the state of North Carolina, shares of Common Stock purchased in the open market for sale under the Plan will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under "Item 5. Interests of Named Experts and Counsel" contained therein. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                       Very truly yours,


                        SCHELL BRAY AYCOCK ABEL & LIVINGSTON L.L.P.
                        /S/SCHELL BRAY AYCOCK ABEL & LIVINGSTON L.L.P.
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